Exhibit 99(a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of

Tengasco, Inc.

at

$0.2736 Net Per Share

by

ICN Fund I, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, 11:59 AM, NEW YORK CITY TIME, ON SEPTEMBER 3, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

ICN Fund I, LLC, a Texas limited liability company (which we refer to as the “Purchaser”), is offering to purchase for cash all of the outstanding voting shares of common stock, par value $0.001 per share (the “Shares”), of Tengasco, Inc., a Delaware corporation (which we refer to as “Tengasco” or the “Company”), at a purchase price of $0.2736 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).

The Offer is being made pursuant to the plan to take control of the Issuer. Purchaser does not represent or warrant that the shares will remain publicly traded or ever entitled to a dividend. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

The Offer is conditioned upon, among other things, (a) the absence of a termination of the Offer in accordance with its terms and (b) the satisfaction of (i) the Minimum Condition (as described below), (ii) the Governmental Entity Condition (as described below), and (iii) the Litigation Condition (as described below). The “Minimum Condition” requires that the number of Shares validly tendered (excluding Shares tendered pursuant to guaranteed delivery procedures) in accordance with the terms of the Offer and not validly withdrawn on or prior to the end of the day, 11:59 PM, New York City time, on September 3, 2015 (the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Offer and applicable law, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), together with any Shares then owned by Purchasers and its subsidiaries, equals one Share more than one half of all Shares then outstanding (not including Shares tendered in the Offer pursuant to guaranteed delivery procedures). The “Governmental Entity Condition” requires that there be no law or order, injunction or decree enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any governmental entity (other than the application of the waiting period provisions of the HSR Act to the Offer) that is in effect, and that no governmental entity shall have taken any other action, in each case the effect of which is to make illegal or otherwise prohibit consummation of the Offer. The “Litigation Condition” requires that there be no pending or threatened (in writing) legal proceeding by any governmental entity that challenges or seeks to enjoin the Offer. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

The foregoing conditions (except for the Minimum Condition) may be waived by Purchaser in whole or in part at any time and from time to time, subject to the terms and conditions of the Offer and applicable law.

The board of directors of Tengasco (which we refer to as the “Tengasco Board”) has recommended to its Shareholders that they not tender their shares in Form SC 14D-9 (Statement of Ownership Solicitation) filed on July 13, 2015 and as amended on July 25, 2015.

A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Issuer Direct Corporation, in its capacity as depositary and paying agent for the Offer (which we refer to as the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer. If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (See Section 3 — “Procedures for Tendering Shares” for further details).

* * * * *

Questions and requests for assistance should be directed to the Information Agent (as described herein) at its address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

Issuer Direct Corporation
500 Perimeter Park Drive, Suite D
Morrisville, NC 27560
eddie.tobler@issuerdirect.com
p.(919) 744-2722
f.(646) 225-7104
www.issuerdirect.com

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		7
THE TENDER OFFER		8
1.	Terms of the Offer.	8
2.	Acceptance for Payment and Payment for Shares.	9
3.	Procedures for Tendering Shares.	10
4.	Withdrawal Rights.	12
5.	Certain United States Federal Income Tax Consequences.	13
6.	Price Range of Shares; Dividends.	14
7.	Certain Information Concerning Tengasco.	15
8.	Certain Information Concerning Purchaser.	16
9.	Source and Amount of Funds.	17
10.	Background of the Offer; Past Contacts or Negotiations with Tengasco.	17
11.	The Offer.	18
12.	Purpose of the Offer; Plans for Tengasco.	19
13.	Certain Effects of the Offer.	20
14.	Dividends and Distributions	21
15.	Conditions of the Offer.	21
16.	Certain Legal Matters; Regulatory Approvals.	21
17.	No Appraisal Rights.	22
18.	Fees and Expenses.	22
19.	Miscellaneous.	23
SCHEDULE I — INFORMATION RELATING TO PURCHASER		24

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Purchaser has included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Tengasco contained herein and elsewhere in the Offer to Purchase has been taken from or is based upon publicly available documents or records of Tengasco on file with the SEC or other public sources at the time of the Offer. Purchaser has not independently verified the accuracy and completeness of such information.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of Tengasco, Inc. (the “Shares”).

Price Offered Per Share	$0.2736 net to the seller in cash, without interest thereon and subject to any required withholding taxes (the “Offer Price”).

Scheduled Expiration of Offer	End of the day, 11:59 PM, New York City time, on September 3, 2015, unless the Offer is extended or terminated. See Section 1 — “Terms of the Offer.”

Purchaser	ICN Fund I, LLC, a Texas limited liability company.

Who is offering to purchase my Shares?

ICN Fund I, LLC, or Purchaser is offering to purchase for cash all of the outstanding Shares. Purchaser is a Texas limited liability company.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser.

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase all of the outstanding Shares of common stock, par value $0.001 per share, of Tengasco on the terms and subject to the conditions set forth in this Offer to Purchase.

See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire the entire equity interest in Tengasco. If the Offer is consummated, Purchaser intends as soon as practicable thereafter, subject to the satisfaction or waiver (to the extent permitted by applicable law) of certain conditions, to consummate the Offer (as described below) and make payment to those Shareholders that accepted the offer.  If the Offer is not consummated, the Purchaser will return the securities “promptly” upon expiration or termination of the offer, as applicable.  Upon consummation of the Offer, Purchaser would own a majority of the common equity and you would be a minority shareholder. Purchaser makes no representation that the shares will remain publicly tradable or ever entitled to a didvend.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $0.2736 per Share, net to the seller in cash, without interest thereon and subject to any required withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What does the Tengasco Board think of the Offer?

The Tengasco Board has recommended to its Shareholders that they not tender their shares in Form SC 14D-9 (Statement of Ownership Solicitation) filed on July 13, 2015 as amended on July 21, 2015.

See the “Introduction” and Section 10 — “Background of the Offer; Past Contacts or Negotiations with Tengasco.”

Is there an agreement governing the Offer?

No, Purchaser and Tengasco have not entered into an agreement.

See Section 11 — “The Offer” and Section 15 — “Conditions of the Offer.”

Will you have the financial resources to make payment?

Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer is approximately Fifteen Million Seven Hundred Fifty-One Thousand Two Hundred Thirty-One Dollars and Eighty-Nine Cents ($15,751,231.89), plus related fees and expenses. Purchaser anticipates funding such cash requirements from available cash from Purchaser’s consolidated balance sheet.

See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

●	the Offer is being made for all outstanding Shares solely for cash;

●	the Offer is not subject to any financing condition; and

●	Purchaser’s available cash on its consolidated balance sheet is sufficient to purchase all Shares tendered pursuant to the Offer.

How long do I have to decide whether to tender my Shares in the Offer?

You will have until the end of the day, 11:59 PM, New York City time, on September 3, 2015, unless we extend the Offer pursuant to the terms of the Offer or the Offer is terminated. If you cannot deliver everything required to make a valid tender to the Depositary (as described below) prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 — “Procedures for Tendering Shares.” Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.

Acceptance and payment for Shares pursuant to and subject to the conditions of the Offer is referred to as the “Offer Closing,” and the date and time at which such Offer Closing occurs is referred to as the “Acceptance Time.” The date and time at which the Offer becomes effective is referred to as the “Effective Time.”

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes, the Offer can be extended.  Subject to our right to terminate the Offer in accordance with its terms, Purchaser may extend the Offer (i) on one or more occasions, for successive periods (the length of such period to be determined by Purchaser) of not more than twenty (20) business days each if at any scheduled Expiration Date any Offer Condition has not been satisfied in order to permit the satisfaction of the Offer Conditions in accordance with the Offer and (ii) for any period required by any applicable law, rule, regulation, interpretation or position of the SEC or its staff or rules of the New York Stock Exchange (“NYSE”) applicable to the Offer. However, Purchaser is not required to extend the Offer beyond September 3, 2015 (the “Outside Date”). If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.

We do not expect there will be a “subsequent offering period” (within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with regard to the Offer.

See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Issuer Direct Corporation, which is the depositary and paying agent for the Offer, of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

See Section 1 — “Terms of the Offer.”

What are the conditions to the Offer?

The Offer is conditioned upon the satisfaction of the following conditions (the “Offer Conditions”):

●
that prior to the Expiration Date there have been validly tendered and not validly withdrawn that number of Shares that, when added to the Shares then owned by Purchaser and its subsidiaries, equals one Share more than one half of all Shares then outstanding (not including Shares tendered in the Offer pursuant to guaranteed delivery procedures);

●	the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act if any;

●
that there is no law or order, injunction or decree enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any governmental entity (other than the application of the waiting period provisions of the HSR Act to the Offer or to the Offer), and that no governmental entity has taken any other action, in each case the effect of which is to make illegal or otherwise prohibit consummation of the Offer;

●	that there is no pending or threatened (in writing) legal proceeding by any governmental entity that challenges or seeks to enjoin the Offer; or

●	that the Offer has not been terminated in accordance with its terms.

The foregoing conditions are in addition to, and not a limitation of, the rights of Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms of the Offer.

Purchaser expressly reserves the right to waive, in whole or in part, any Offer Condition (other than the Minimum Condition) or modify the terms of the Offer.

See Section 15 — “Conditions of the Offer.”

Have any Tengasco stockholders entered into agreements with Purchaser or its affiliates requiring them to tender their Shares?

No.

See Section 11 — “The Offer”.

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Expiration Date. If you are the registered owner but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three NYSE trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three trading-day period. See Section 3 — “Procedures for Tendering Shares” for further details. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

See Section 3 — “Procedures for Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Expiration Date. Pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after August 24, 2015, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

See Section 4 — “Withdrawal Rights.”

If the Offer is completed, will Tengasco continue as a public company?

Purchaser makes no representation that the shares will remain publicly tradable.

See Section 13 — “Certain Effects of the Offer.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Offer occurs as described above,you will be a minority shareholder. You will retain all rights as a shareholder, but Purchaser will be a majority shareholder. Purchaser makes no representation that the shares will remain publicly tradable or ever entitled to a dividend.

Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Board of Governors of the Federal Reserve System, in which case your Shares may no longer be used as collateral for loans made by brokers.

See Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On June 24, 2015, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on NYSE was $0.228. The Offer Price represents a Twenty percent (20%) premium over the $0.228 closing stock price.

See Section 6 — “Price Range of Shares; Dividends.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer.

What will happen to my options to acquire Shares of Tengasco common stock?

The Offer is being made for all outstanding Shares, and not for options to purchase Shares or other equity awards. Options may not be tendered into the Offer. If you wish to tender Shares underlying options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

The Offer sets forth the terms and conditions that apply to all options to acquire Shares that are outstanding as of the Effective Time.

See Section 11 — “The Offer— Offer — Treatment of Equity Awards.”

What are the material United States federal income tax consequences of tendering Shares?

The receipt of cash in exchange for your Shares pursuant to the Offer generally will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

See Section 5 — “Certain United States Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer to U.S. Holders (as defined therein).

Who should I call if I have questions about the Offer?

You may call Issuer Direct Corporation toll-free at (919) 744-2722. Banks and brokers may call toll-free at the same number. Issuer Direct Corporation is acting as the information agent (the “Information Agent”) for our tender offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

To the Holders of Shares of Common Stock of Tengasco, Inc.:

ICN Fund I, LLC, a Texas limited liability company (which we refer to as “Purchaser”), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Tengasco, Inc., a Delaware corporation (which we refer to as “Tengasco” or the “Company”), at a purchase price of $0.2736 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).

We are making this Offer, dated as of June 25, 2015 (as it may be amended from time to time, the “Offer”). Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.  The Offer is more fully described in Section 11 — “The Offer,” which also contains a discussion of the treatment of Tengasco stock options and restricted stock units.

Tendering stockholders who are record owners of their Shares and who tender directly to Issuer Direct Corporation, the depositary and paying agent for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Offer is conditioned upon, among other things, the absence of a termination of the Offer in accordance with its terms and the satisfaction or waiver (to the extent permitted by applicable law and the Offer) of (i) the Minimum Condition, (ii) the Governmental Entity Condition, and (iii) the Litigation Condition. The “Minimum Condition” requires that the number of Shares validly tendered (excluding Shares tendered pursuant to guaranteed delivery procedures but not yet delivered and Shares issuable in connection with the outstanding convertible notes) in accordance with the terms of the Offer and not validly withdrawn on or prior to the end of the day, 11:59 PM, New York City time, on September 3, 2015 (the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Offer, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), together with any Shares then owned by Purchaser equals one Share more than one half of all Shares outstanding (not including Shares tendered in the Offer pursuant to guaranteed delivery procedures) as of the Expiration Date.  The “Governmental Entity Condition” requires that there be no law or order, injunction or decree enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any governmental entity that is in effect, and that no governmental entity shall have taken any other action, in each case the effect of which is to make illegal or otherwise prohibit consummation of the Offer. The “Litigation Condition” requires that there be no pending or threatened (in writing) legal proceeding by any governmental entity that challenges or seeks to enjoin the Offer. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” The Offer is not subject to any financing condition.

The board of directors of Tengasco (the “Tengasco Board”) has recommended to its Shareholders that they not tender their shares in Form SC 14D-9 (Statement of Ownership Solicitation) filed on July 13, 2015 as amended on July 21, 2015.

As of the date of this Offer to Purchase, Purchaser beneficially own 3,112,121 million Shares, representing 5.1 percent (5.1%) of the outstanding Shares. Tengasco, as described in its most recent Form 10-Q, has, as of May 8, 2015  (i) 60,842,413 Shares issued and outstanding, (ii) 900,250 Shares were issuable pursuant to options to purchase Shares (“Options”) that are vested, with an exercise price no more than the Offer Price, and (iii) 10,500,000 Shares were reserved for issuance in respect of future awards under Tengasco’s Incentive Plan, as amended. In accordance with the terms of the Offer, the Minimum Condition will be satisfied if, prior to the Expiration Date, there have been validly tendered and not validly withdrawn that number of Shares that, when added to the Shares then owned by Purchaser, equals one Share more than one half of all Shares then outstanding (not including Shares tendered in the Offer pursuant to guaranteed delivery procedures and Shares issuable in connection with the outstanding convertible notes).

Pursuant to the Offer, the board of directors of shall remain in place, each to hold office in accordance with the certificate and the bylaws of Tengasco.

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer. If the Minimum Condition is satisfied and Purchaser consummates the Offer and the conditions to the Offer are satisfied or waived (to the extent permitted by applicable law), Purchaser will consummate the Offer.

Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Offer are described in Section 5 — “Certain United States Federal Income Tax Consequences.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4 — “Withdrawal Rights.”

Acceptance and payment for Shares pursuant to and subject to the conditions of the Offer which shall occur on August 28, 2015, unless we extend the Offer pursuant to the terms of the Offer, is referred to as the “Offer Closing,” and the date and time at which such Offer Closing occurs is referred to as the “Acceptance Time.”

The Offer is conditioned upon, among other things, the absence of a termination of the Offer in accordance with its terms and the satisfaction of the Minimum Condition, the Governmental Entity Condition and the Litigation Condition, and the other conditions described in Section 15 — “Conditions of the Offer.”

Subject to our right to terminate the Offer in accordance with its terms, Purchaser may extend the Offer (i) on one or more occasions, for successive periods (the length of such period to be determined by Purchaser) of not more than twenty (20) business days each if at any scheduled Expiration Date any Offer Condition (as defined in the summary term sheet above) has not been satisfied or waived, in order to permit the satisfaction of the Offer Conditions in accordance with the terms of the Offer and (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or rules of the NYSE Stock Market (“NYSE”) applicable to the Offer or the Schedule TO (as defined in Section 8—“Certain Information Concerning Purchaser”). If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares. Purchaser will not be required to extend the Offer beyond September 3, 2015 (the “Outside Date”) (except that the Outside Date may be extended if any Offer Condition (as defined below) is not yet satisfied or waived (other than the Minimum Condition) by such date).

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive, in whole or in part, any Offer Condition (other than the Minimum Condition) or modify the terms of the Offer.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

No shares have been tendered at this time.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to stockholders and investor response.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

We expect that there will not be a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act for the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Offer and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15 — “Conditions of the Offer.” Under certain circumstances, we may extend the Outside Date and/or terminate the Offer. See Section 11 — “The Offer — Offer — Termination.”

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of Tengasco and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver, to the extent permitted by applicable law, of all the conditions to the Offer set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and promptly pay for Shares validly tendered and not properly withdrawn pursuant to the Offer on or after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for accepted Shares in order to comply in whole or in part with any applicable law. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares”) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

On the terms of and subject to the Offer Conditions, promptly after the Expiration Date of the Offer, we will accept for payment, and pay for, all Shares validly tendered to us in the Offer and not validly withdrawn on or prior to the Expiration Date of the Offer. For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3.	Procedures for Tendering Shares.

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

●	such tender is made by or through an Eligible Institution (as defined below);

●
a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Date; and

●
the certificates for all such validly tendered Shares (or a Book-Entry Confirmation into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within three (3) NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by overnight courier or mail to the Depositary and must include a guarantee by an Eligible Institution (as defined below) in the form set forth in such Notice. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the Expiration Date.

Guarantee of Signatures. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Share Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

Irregularities. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of Purchaser, the Depositary, Issuer Direct Corporation as the information agent (the “Information Agent”), or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of the Company’s stockholders.

Information Reporting and Backup Withholding. Payments made to stockholders of Tengasco in the Offer generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. Holders (as defined in Section 5—“Certain United States Federal Income Tax Consequences”) that do not otherwise establish an exemption should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Foreign stockholders should submit an appropriate and properly completed IRS Form W-8 in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4.	Withdrawal Rights.

Except as set forth in this Section 4, tenders of Shares made in the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the end of the day, 11:59 PM, New York City time, on the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 3, 2015, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Expiration Date.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.	Certain United States Federal Income Tax Consequences.

The following is a general summary of certain United States federal income tax consequences of the Offer to U.S. Holders (as defined below) of Tengasco whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are exchanged for cash pursuant to the Offer. The summary is based on current provisions of the Code, applicable U.S. treasury regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The summary applies only to U.S. Holders who hold Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this summary does not address any foreign, state or local or non-income tax consequences (such as estate or gift tax consequences). Further, this summary does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, S corporations, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, or stockholders that are, or hold Shares through, partnerships or other pass-through entities for United States federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, and stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights, or stock appreciation rights, as restricted stock, or otherwise as compensation).

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for United States federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. This discussion does not address the tax consequences to stockholders who are not U.S. Holders.

If a partnership, or another entity treated as a partnership for United States federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for United States federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer.

Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax consequences of the Offer on a beneficial owner of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and changes in any laws.

The exchange of Shares for cash pursuant to the Offer will be a taxable transaction to U.S. Holders for United States federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding taxes) and the U.S. Holder’s adjusted tax basis in the Shares exchanged. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if a U.S. Holder’s holding period for such Shares is more than one year. Long-term capital gain recognized by an individual is generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations.

If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

A U.S. Holder who exchanges Shares pursuant to the Offer is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Tendering Shares.”

6.	Price Range of Shares; Dividends.

The Shares currently trade on the NYSE under the symbol “TGC.” As of May 14, 2015, Tengasco had 60,842,413 Shares outstanding.

Tengasco does not pay cash dividends on the Shares. If we acquire control of Tengasco, we currently intend that no dividends will be declared on the Shares prior to the Effective Time.

The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period since January 1, 2012, as reported on NYSE.

	High	Low
Year Ended December 31, 2012
First Quarter	$1.20	$0.72
Second Quarter	$1.10	$0.68
Third Quarter	$0.86	$0.68
Fourth Quarter	$0.74	$0.58
Year Ended December 31, 2013
First Quarter	$0.82	$0.60
Second Quarter	$0.71	$0.48
Third Quarter	$0.58	$0.35
Fourth Quarter	$0.48	$0.37
Year Ending December 31, 2014
First Quarter	$0.57	$0.37
Second Quarter	$0.52	$0.41
Third Quarter	$0.50	$0.40
Fourth Quarter	$0.51	$0.25
Year Ending December 31, 2015
First Quarter	$0.32	$0.23
Second Quarter	$0.28	$0.22

On June 24, 2015, the trading day before the public announcement of the execution of the Offer, the reported closing sales price of the Shares on NYSE was $0.228. On June 24, 2015, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on NYSE was $0.228. The Offer Price represents a 20% premium over the $0.228 closing stock price.

The high sales price for the second quarter of 2015 occurred on May 12, 2015 and May 8, 2015.  The high sales price for the second quarter of 2015 was achieved more than a month prior to the announcement of the Offer.

7.	Certain Information Concerning Tengasco.

The information concerning Tengasco contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Tengasco’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We do not assume any responsibility for the accuracy or completeness of the information concerning Tengasco or for any failure by Tengasco to disclose events, which may have occurred, or which may affect the significance or accuracy of any such information but which are unknown to us.

General. The Company was initially organized in Utah in 1916 under a name later changed to Onasco Companies, Inc.  In 1995, the Company changed its name from Onasco Companies, Inc. by merging into Tengasco, Inc., a Tennessee corporation, formed by the Company solely for this purpose.  At the Company’s Annual Meeting held on June 11, 2011, the stockholders of the Company approved an Agreement and Plan of Merger adopted by the Company’s Board of Directors, which provided for the merger of the Company into a wholly owned subsidiary formed in Delaware for the purpose of changing the Company’s state of incorporation from Tennessee to Delaware. The merger became effective on June 12, 2011 and the Company is now a Delaware corporation.

The Company is in the business of exploration for and production of oil and natural gas.  The Company’s primary area of oil exploration and production is in Kansas.  The Company’s primary area of natural gas production had been the Swan Creek Field in Tennessee.  The Company sold all its oil and gas leases and producing assets in Tennessee on August 16, 2013.

The Company’s wholly owned subsidiary, Tengasco Pipeline Corporation (“TPC”) owned and operated a 65-mile intrastate pipeline which it constructed to transport natural gas from the Company’s Swan Creek Field to customers in Kingsport, Tennessee.  The Company sold all its pipeline-related assets on August 16, 2013.

The Company’s wholly owned subsidiary, Manufactured Methane Corporation (“MMC”) operates treatment and delivery facilities in Church Hill, Tennessee for the extraction of methane gas from a landfill for eventual sale as natural gas and for the generation of electricity.

The Company also had a management agreement with Hoactzin Partners, L.P. (“Hoactzin”) to manage Hoactzin’s oil and gas properties in the Gulf of Mexico offshore Texas and Louisiana (See below, “4. Management Agreement with Hoactzin”). This management agreement expired on December 18, 2012.  Peter E. Salas, the Chairman of the Board of Directors of the Company, is the controlling person of Hoactzin. He is also the sole shareholder and controlling person of Dolphin Mgmt. Services, Inc., the general partner of Dolphin Offshore Partners, L.P., which is the Company’s largest shareholder.

Available Information. The Shares are registered under the Exchange Act. Accordingly, Tengasco is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Tengasco’s directors and officers, their remuneration, stock options granted to them, the principal holders of Tengasco’s securities, any material interests of such persons in transactions with Tengasco and other matters is required to be disclosed in periodic reports, the most recent one having been filed with the SEC on May 14, 2015.  Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Tengasco, that file electronically with the SEC.

8.	Certain Information Concerning Purchaser.

Purchaser is a Texas limited liability company.

Purchaser’s principal executive offices are located at 14511 Falling Creek Drive, Suite 105, Houston, TX 77014, and its telephone number at this location is (281) 782-5332.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser are listed in Schedule I to this Offer to Purchase.

During the last five (5) years, neither Purchaser nor any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

As of the date of this Offer to Purchase, Purchaser owns of record 3,112,121 Shares, representing 5.1 percent (5.1%) of the outstanding Shares. Purchaser purchased such Shares beginning August 2014, and continued to purchase Shares with its final purchase on April 24, 2015.

Except as provided in the Offer or as otherwise described in this Offer to Purchase, (i) neither the Purchaser nor any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) neither the Purchaser nor any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past sixty (60) days. Except as provided in the Offer, or as otherwise described in this Offer to Purchase, neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Tengasco (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, neither the Purchaser nor any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Tengasco or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser or any of its subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Tengasco or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.	Source and Amount of Funds.

We believe the financial condition of Purchaser is not relevant to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash; (ii) the Offer is not subject to any financing condition; and (iii) Purchaser’s available cash on its consolidated balance sheet is sufficient to purchase all Shares tendered pursuant to the Offer.

Purchaser estimates that the total amount of funds required to consummate the Offer is Fifteen Million Seven Hundred Fifty-One Thousand Two Hundred Thirty-One Dollars and Eighty-Nine Cents ($15,751,231.89) plus related fees and expenses. Purchaser will fund such cash requirements through two (2) partners in Purchaser: Cecil O’Brate and Ox Ranch Investment, LLC.

10.	Background of the Offer; Past Contacts or Negotiations with Tengasco.

The following is a description of material contacts between representatives of Purchaser and representatives of Tengasco that resulted in the execution of the Offer. For a review of Tengasco’s additional activities, please refer to Tengasco’s Schedule 14D-9 that will be filed with the SEC and mailed to all Tengasco stockholders.

Purchaser’s management has regularly evaluated its business and plans and considered a variety of transactions to enhance Purchaser’s business, including acquisitions of other companies. During the course of this review, Purchaser determined that acquiring Tengasco would complement its business.

At Purchaser’s request, in October of 2014, Rodney Giles, Purchaser’s Chief Executive Officer, contacted Peter Salas, Tengasco’s Chairman, to discuss a potential strategic transaction.

In October of 2014, various members of Purchaser’s and Tengasco’s respective management teams engaged in further preliminary diligence discussions regarding Tengasco, including with respect to Tengasco’s operating plan and business and financial overview.

From time to time, following the meeting between Purchaser’s and Tengasco’s respective management teams, Mr. Giles would contact Cecil O’Brate and Brent Oxley, Manager of OX Ranch Investment, LLC equity partners of ICN Fund I, LLC to discuss a potential strategic transaction.

Conversations ensued between Purchaser’s and Tengasco’s respective management teams over the following weeks via electronic mail and telephone advising Michael Rugen, Chief Financial Officer/Interim Chief Executive Officer of Tengasco of their discussions with the Purchaser Board and Purchaser’s interest in moving forward with a potential transaction.

In September of 2014, the Purchaser spoke with Cary Sorenson, Chief Financial Officer of Tengasco, at which time the acquirement of a shareholder’s list was discussed.

Purchaser has not transacted in the subject securities during the past sixty (60) days from the date of the Offer.

11.	Offer.

The following summary of certain provisions of the Offer.  The Offer may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Purchaser.”

The Offer. The Offer will commence on or before June 25, 2015. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Condition that is described in Section 15 — “Conditions of the Offer.” Subject to the satisfaction of the Minimum Condition that is described in Section 15 — “Conditions of the Offer,” the Offer provides that Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn in the Offer as soon as practicable after the applicable Expiration Date, as it may be extended pursuant to the terms of the Offer, and in compliance with applicable law.

To the extent permitted by applicable law, Purchaser expressly reserves the right to waive any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer.

The Offer contains provisions that govern the circumstances in which Purchaser is required or permitted to extend the Offer. Specifically, the Offer provides that:

●
if, on the then-effective Expiration Date, any Offer Condition has not been satisfied or waived, Purchaser may extend the Offer for successive periods of not more than twenty (20) business days each in order to permit the satisfaction of the Offer Conditions.

●
Purchaser will extend the Offer for any period required by any applicable law, rule, regulation, interpretation or position of the SEC or its staff or rules of the NYSE Stock Market applicable to the Offer.

However, Purchaser is not required to extend the Offer beyond the Outside Date.

Purchaser will terminate the Offer promptly upon any termination event of the Offer (and in any event within one business day of such termination).

Board of Directors and Officers.  The Tengasco Board will remain in place, each to hold office in accordance with the certificate of incorporation and bylaws of Tengasco.

The Offer is being made for all outstanding shares, and not options or other equity awards. Options may not be tendered into the offer. If you wish to tender shares underlying options, you must first exercise your options (to the extent exercisable) in accordance with the terms with sufficient time to tender the shares into the offer.

This summary of the Offer has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Purchaser or Tengasco, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer.

Termination. The Offer may be terminated as follows:

●
by Purchaser, if prior to the Acceptance Time any court of competent jurisdiction or other governmental entity has issued an order, injunction or decree, or taken any other action, in each case the effect of which is to make illegal or otherwise prohibit consummation of the Offer and such order, injunction, decree or other action that has become final and non-appealable; or

●
by Purchaser, if the Acceptance Time has not occurred on or before the Outside Date; provided, however, that all other conditions (other than the Minimum Condition) have been satisfied as of the Outside Date, then the Purchaser may extend the Outside Date (the “Outside Date Provision”).

Effect of Termination. If the Offer is terminated, the Offer will become void and of no effect without liability on the part of any party (or any directors, officers, stockholders, employees, agents, consultants or representatives) to the other party.

Expenses. All costs and expenses incurred by the parties in connection with the Offer and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

Offer Conditions. The Offer Conditions are described in Section 15 — “Conditions of the Offer.”

12.	Purpose of the Offer; Plans for Tengasco.

Purpose of the Offer. The purpose of the Offer is for Purchaser to acquire a majority of outstanding Shares of and control of Tengasco.

If you sell your Shares in the Offer, you will cease to have any equity interest in Tengasco or any right to participate in its earnings and future growth. Similarly, after selling your Shares in the Offer, you will not bear the risk of any decrease in the value of Tengasco.

If you do not sell your Shares in the Offer, you will be a minority shareholder.  Purchaser makes no representation that the shares will remain public tradable, or ever entitled to a dividend.

Plans for Tengasco. Purchaser is conducting a detailed review of Tengasco and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Purchaser will continue to evaluate the business and operations of Tengasco during the pendency of the Offer and after the consummation of the Offer and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Purchaser intends to review such information as part of a comprehensive review of Tengasco’s business, operations, capitalization and management with a view to optimizing Tengasco’s development. However, plans may change based on further analysis, including changes in Tengasco’s business, corporate structure, charter, bylaws, capitalization, board of directors and management.

Except as disclosed in this Offer to Purchase, Purchaser does not have any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Tengasco (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Tengasco, (iii) any material change in Tengasco’s capitalization or dividend policy, (iv) any other material change in Tengasco’s corporate structure or business.  No employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Tengasco, on the one hand, and Purchaser on the other hand, existed as of the date of the Offer.

It is possible that certain members of Tengasco’s current management team will enter into new employment arrangements with Tengasco after the completion of the Offer.  There can be no assurance that any parties will reach an agreement on any terms, or at all.

The board of directors and officers at and immediately following the Effective Time will consist of the members of the board of directors and officers, respectively, of Tengasco immediately prior to the Effective Time.

The certificate of incorporation and bylaws of Tengasco immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Tengasco at and immediately after the Effective Time.

13.	Certain Effects of the Offer.

Market for the Shares. If the Offer is successful, you will be a minority shareholder. Purchaser makes no representation that the shares will remain publicaly tradable, or ever entitle to a dividend.

Stock Quotation. The Shares are currently listed on NYSE.  Immediately following the consummation of the Offer, we intend and will cause Tengasco to delist the Shares from NYSE.

Margin Regulations. The Shares are currently “margin securities” under the margin regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Tengasco to the SEC if the Shares are neither listed on a national securities exchange nor held by three hundred (300) or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Tengasco to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Tengasco, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Tengasco and persons holding “restricted securities” of Tengasco to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause Tengasco to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.	Dividends and Distributions.

The Company has never declared or paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future.

15.	Conditions of the Offer.

All offer conditions, except those related to the receipt of government regulatory approvals necessary to consummate the offer, must be satisfied or waived at or before the expiration of the offer.

Notwithstanding any other provisions of the Offer and in addition to Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Offer and applicable law, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered and not validly withdrawn, if:

(a) prior to the Expiration Date, there have not been validly tendered and not validly withdrawn that number of Shares that, when added to the Shares then owned by Purchaser and its subsidiaries, would represent one Share more than one half of all Shares then outstanding (not including Shares tendered in the Offer pursuant to guaranteed delivery procedures);

(b) any waiting period for government regulatory approvals (and any extension thereof) applicable to the Offer has not terminated or expired prior to the Expiration Date;

(c) any of the following events exist:

(i)
any law or order, injunction or decree has been enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any governmental entity (other than the application of the waiting period provisions of the HSR Act to the Offer), or any governmental entity has taken any other action, in each case the effect of which is to make illegal or otherwise prohibit consummation of the Offer;

(ii)	there is pending or threatened (in writing) any legal proceeding by any governmental entity that seeks to enjoin the Offer;

The foregoing conditions are for the sole benefit of Purchaser (except for the Minimum Condition), may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Offer and applicable law, including the rules and regulations of the SEC. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.	Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, based on our examination of publicly available information filed by Tengasco with the SEC and other information concerning Tengasco, we are not aware of any governmental license or regulatory permit that appears to be material to Tengasco’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Laws,” such approval or other action will be sought.  See Section 15 — “Conditions of the Offer.”

State Takeover Laws. Tengasco is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire fifteen percent (15%) or more of a corporation’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” At this time, Purchaser is not an “interested shareholder,” for purposes of Section 203 of the DGCL.

Tengasco, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Offer. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Offer because we were not, at the time the Offer was initiated, and are not, an affiliate of Tengasco (for purposes of the Exchange Act).

17.	No Appraisal Rights.

No appraisal rights are available to the holders of Shares in connection with the Offer.

18.	Fees and Expenses.

Purchaser has retained Issuer Direct Corporation to be the Information Agent and Issuer Direct Corporation to be the depositary and paying agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Tengasco has not yet advised Purchaser that it will file with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the recommendation of the Tengasco Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning Tengasco” above.

____________

ICN Fund I, LLC
____________

SCHEDULE I — INFORMATION RELATING TO PURCHASER

Purchaser

The following table sets forth information about Purchaser’s directors and executive officers as of the date of Agreement. The current business address of each person is c/o ICN Fund I, LLC, 14511 Falling Creek Drive, Suite 105, Houston, TX 77014, and the business telephone number is (281) 782-5332.

Name	Age	Citizenship	Position
Rodney Giles	30	United States	Managing Member

Rodney Giles, a serial entrepreneur, has created, acquired and sold several businesses in the technology and oil and gas sectors. In 2004, Rodney formed and became the CEO of Eleven2.com, a worldwide web hosting company, which he later sold in a successful exit in 2012. Since 2010, Rodney has been focused on the acquisitions and development of oil and gas assets, including assets in 13, states and is still focused on this today. In late 2014, Rodney again rejoined the technology industry as President of NetDepot.com, LLC while he jointly spends his time as Manager of Insert Company Name LLC, the Managing Member of ICN Fund I, LLC.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Issuer Direct Corporation
500 Perimeter Park Drive, Suite D
Morrisville, NC 27560
eddie.tobler@issuerdirect.com
p.(919) 744-2722
f.(646) 225-7104
www.issuerdirect.com

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Issuer Direct Corporation
500 Perimeter Park Drive, Suite D
Morrisville, NC 27560
eddie.tobler@issuerdirect.com
p.(919) 744-2722
f.(646) 225-7104
www.issuerdirect.com